UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 15, 2010

SPECTRUMDNA, INC.
(Exact name of registrant as specified in its charter)

Commission file number 333-148883

Delaware	20-4880377
(State or other jurisdiction	(I.R.S. Employer
of incorporation or	Identification No.)
organization)

1700 Park Avenue, Suite 2020
P.O. Box 682798
Park City, Utah	84068
(Address of principal	(Zip Code)
executive offices)

Registrant’s  telephone number, including area code:    (435) 658-1349

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02   Unregistered Sales of Equity Securities.

Reference is made to the Current Report on Form 8-K filed on January 19, 2010 by SpectrumDNA, Inc. (the “Company”) which reported the initial closing of a private placement offering (the “Private Offering”) with accredited investors (the “Purchasers”) for the issuance and sale of securities of the Company consisting of shares of Common Stock and common stock purchase warrants (the “Purchase Warrants”).  The Company and the placement agent agreed to extend the Private Offering to March 15, 2010.

On February 8, 2010 and March 15, 2010, the Company completed subsequent closings of the Private Offering with additional Purchasers.  In connection with the subsequent closings, we issued 5,000,000 shares of Common Stock and 5,000,000 Purchase Warrants.  Each of the Purchase Warrants entitles the holder thereof to purchase, at any time beginning from the final closing through five years thereafter, one share of Common Stock at a price of $0.25 per share.  Gross proceeds from the subsequent closings totaled $500,000.  We paid the placement agent commissions of $19,000, a non-accountable expense allowance of $5,700 and the placement agent and its designees were issued in connection with the subsequent closings an aggregate of 190,000 Placement Agent Warrants to purchase up to 190,000 warrant units (the “Warrant Units”) exercisable for five years at an exercise price of $0.10 per Warrant Unit with each Warrant Unit consisting of one share of Common Stock and one Purchase Warrant.

As a result of the initial and subsequent closings, we issued a total of 15,150,000 shares of Common Stock and 15,150,000 Purchase Warrants to 65 Purchasers.  Gross proceeds from the closings totaled $1,515,000.

The securities were offered to accredited investors only.  The securities have not be registered under the Securities Act of 1933, as amended (the “Act”) and were offered in reliance upon the exemption from registration set forth in Section 4(2) and Regulation D, promulgated under the Act. Such securities may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPECTRUMDNA, INC. (Registrant)

Dated: March 19, 2010	By:	/s/ James A. Banister
James A. Banister,
Chief Executive Officer

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